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                                                                       EXHIBIT 3

                    AMENDMENT TO SECOND AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

                  THIS AMENDMENT TO SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT ("Amendment") is made and entered into as of the 14th day of January, 2003, by and between USDATA Corporation, a Delaware corporation (the "Company") and SCP Private Equity Partners II, L.P., a Delaware limited partnership. ("SCP").

                                   BACKGROUND

                  WHEREAS, the Company and SCP are parties to that certain Second Amended and Restated Investors' Rights Agreement dated as of March 30, 2001, by and among the Company, SCP and certain parties as set forth therein (the "Investors' Rights Agreement"); and

                  WHEREAS, pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of January 14, 2003, by and between the Company and SCP (the "Stock Purchase Agreement"), SCP will purchase (i) up to 37,500 shares of the Company's $0.01 par value per share Series C-1 preferred stock (the "Series C-1 Preferred Stock"), (ii) a warrant (the "Series C Warrant") to purchase up to 18,750 shares of the Company's $0.01 par value per share Series C-2 preferred stock (the "Series C-2 Preferred Stock"), and (iii) 619,186 shares of the Company's $0.01 par value per share common stock (the "Common Stock");

                  WHEREAS, as a condition of closing the transactions contemplated by the Stock Purchase Agreement, SCP desires the Investors' Rights Agreement to be amended to include as Series C Registrable Securities, as such term is defined in Section 1.1 of the Investors' Rights Agreement, (i) the Common Stock purchased by SCP under the Stock Purchase Agreement; (ii) the Common Stock issued or issuable upon conversion of the Series C-1 Preferred Stock purchased by SCP under the Stock Purchase Agreement; (iii) the Common Stock issued or issuable upon conversion of the Series C-2 Preferred Stock issued pursuant to the exercise of the Series C Warrant; and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced under (i), (ii) and (iii) above;

                  WHEREAS, Section 5.7 of the Investors' Rights Agreement provides that Section 1.1 of the Investors' Rights Agreement may be amended with the written consent of the Company, the holders of a majority of the shares of the Series C Registrable Securities (as defined in the Investors' Rights Agreement) and the holders

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         of a majority of the Series A and B Registrable Securities (as defined in the Investors' Rights Agreement).

                  WHEREAS, SCP holds a majority of the Series C Registrable Securities and a majority of the Series A and B Registrable Securities.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Section 1.1(m) of the Investors' Rights Agreement is hereby amended to read in its entirety as follows:

                  (m) the term "Series C Registrable Securities" means the Common Stock issuable or issued upon conversion of (i) the Series C-1 Preferred Stock issued and sold to SCP pursuant to the Purchase Agreement and/or that certain Series C Preferred Stock Purchase Agreement dated as of January 14, 2003 by and between the Company and SCP and/or (ii) the Series C-2 Preferred Stock issued to SCP upon its exercise of the Warrant (as defined in the Purchase Agreement) and/or that certain Warrant dated as of January 14, 2003 to purchase up to 18,750 shares of the Series C-2 Preferred Stock, held by SCP.

         2. Except as expressly set forth herein, all of the terms and conditions of the Investors' Rights Agreement shall continue in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.



COMPANY:

USDATA CORPORATION

By:   /s/ James E. Fleet
   ------------------------------------------
Name:  James E. Fleet
Title: Chief Executive Officer and President-Interim



SCP:

SCP PRIVATE EQUITY PARTNERS II, L.P.

By:  SCP Private Equity II General Partner, L.P.,
     its General Partner

By:  SCP Private Equity II, LLC

By:   /s/ Winston J. Churchill
   ------------------------------------------
Name:  Winston J. Churchill
Title: a manager

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